            Exhibit 2.1

Amendment No. 1 to Agreement and Plan of Merger

This AMENDMENT NO. 1, dated as of May 5, 2013 (this “Amendment”), to the Agreement and Plan of Merger, dated as of August 21, 2012 (the “Merger Agreement”), is made by and among First PacTrust Bancorp, Inc., a Maryland corporation (“Parent”), Beach Business Bank, a California corporation (“Beach”), and The Private Bank of California, a California corporation (“Company”).

WITNESSETH:

            WHEREAS, Parent, Beach, and Company have entered into the Merger Agreement;

            WHEREAS, Beach has received regulatory approval for the transactions contemplated by the Merger Agreement from the Federal Deposit Insurance Corporation and the Department of Financial Institutions, as provided in the letters attached to this Amendment as Exhibits A and B, respectively; and

            WHEREAS, subject to the terms and conditions set forth in this Amendment, Parent, Beach and Company desire to amend the Merger Agreement by entering into this Amendment.

            NOW, THEREFORE, for and in consideration of the foregoing recitals and of the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Beach and Company do hereby agree as follows:

1.         Modification; Full Force and Effect.  Except as expressly modified and superseded by this Amendment, the terms and provisions of the Merger Agreement are and shall continue to be in full force and effect.

2.         End Date.  The definition of “End Date” in Section 9.9 of the Merger Agreement shall be amended and restated in its entirety as follows: “‘End Date’ shall mean July 5, 2013.”

[signature page follows]

                        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST PACTRUST BANCORP, INC.

By:       /s/ Steven A. Sugarman_ _____
Name:  Steven A. Sugarman
Title:     Chief Executive Officer

BEACH BUSINESS BANK

By:       /s/ Robert M. Franko   _____________
Name:  Robert M. Franko
Title:     President and Chief Executive Officer

the PRIVATE BANK OF CALIFORNIA

By:       /s/ David R. Misch  _____________
Name:  David R. Misch
Title:     Chief Executive Officer

Exhibit A

Letter from the FDIC, dated March 27, 2013

FDIC
Federal Deposit Insurance Corporation
25 Jessie Street at Ecker Square, Suite 2300
San Francisco, California 94105

Division of Risk Management Supervision
San Francisco Regional Office
(415) 546-0160

March 27, 2013

Jeffrey Watiker
Wachtell, Lipton, Rosen & Katz
51 West 2nd St.
New York, NY 10019

Subject: Merger Application

Dear Mr. Watiker:

Today, we approved your client's merger application involving Beach Business Bank, Manhattan Beach, California and The Private Bank of California, Los Angeles, California. Approval is subject to the conditions stated in the enclosed Order. If you require an extension of the Order's time limitation, please send us a letter application specifying the reasons for the extension and the additional time needed. Additionally, pursuant to the Order, please provide all required written notification of the approval of the merger by the shareholders of The Private Bank of California.

Note: We will terminate deposit insurance for the non-surviving institution when we receive notification that the merger has been consummated and the deposits have been assumed by the surviving institution. Insurance for all deposits will continue under the surviving institution's charter. **Please return the non-surviving institution's charter to the appropriate chartering authority.**

Please contact Assistant Regional Director C. Kenneth Wells or Case Manager Garrett Harden at (415) 546-0160 if you have any questions.

Sincerely,

C. Kenneth Wells

C. Kenneth Wells
Assistant Regional Director

Enclosure

cc: California Department of Financial Institutions

SF12(03-27-13)

FEDERAL DEPOSIT INSURANCE CORPORATION

Re: Beach Business Bank
Manhattan Beach, California

Application for Consent to Merge

ORDER AND BASIS FOR CORPORATION APPROVAL

Pursuant to Section 18(c) and other provisions of the Federal Deposit Insurance (FDI) Act, Beach Business Bank, Manhattan Beach, Los Angeles County, California, a state nonmember bank and Deposit Insurance Fund (DIF) member with total resources of $306,666,000 and total deposits of $241,706,000 as of December 31, 2012, has filed an application for the Corporation's consent to merge under its charter with The Private Bank of California, Los Angeles, Los Angeles County, California, a state nonmember bank and member of the DIF with total resources of $712,410,000 and total deposits of $582,102,000 as of December 31, 2012. The resultant bank will operate under the charter of Beach Business Bank, but change its name to The Private Bank of California. The main office of the current The Private Bank of California will become the new main office of the merged entity. All branches and offices of both entities will remain open. Notice of the proposed transaction, in a form approved by the Corporation, has been published pursuant to the FDI Act.

The proposed transaction would not affect the structure of commercial banking or the concentration of banking resources within the relevant market. Services to be offered in the relevant market by the resultant bank would not differ from those presently offered by the proponents.

A review of available information, including the Community Reinvestment Act (CRA) programs of the proponents, discloses no inconsistencies with the purposes of the CRA. The resultant institution is expected to continue to meet the credit needs of its entire community, consistent with the safe and sound operation of the institution.

In connection with the application, the Corporation has also taken into consideration the effect on competition, convenience and needs of the community to be served, financial and managerial resources, corporate powers, and the future prospects of the institution. The Corporation has also taken into consideration the effectiveness of the insured depository institutions involved in the proposed merger transaction in combating money laundering activities. Having found favorably on all statutory factors and having considered other relevant information, it is the Corporation's judgment that the application should be and hereby is approved pursuant to the following conditions:

- The merger shall receive the requisite shareholder approval prior to consummation. A certificate of the shareholder approval shall be submitted to the Corporation as part of the application file within 3 days of the certified approval.

Order and Basis for Corporation Approval
Beach Business Bank
Page 2

- There is no change, material or otherwise, in any of the information submitted in the Bank's merger application during the pendency of the shareholder approval. If any change occurs or arises during the pendency of the shareholder approval, the FDIC shall be notified immediately in writing.
- The transaction shall not be consummated before the fifteenth calendar day following the date of this Order or later than six months after the date of this Order, unless such period is extended for good cause by the Corporation.
- Until the proposed transaction becomes effective, the Corporation shall have the right to alter, suspend or withdraw its approval should any interim development be deemed to warrant such action.

By Order of the Regional Director of the San Francisco Regional Office, acting pursuant to delegated authority for the Board of Directors of the Corporation.

Dated at San Francisco, California, this 27th day of March, 2013.

C. Kenneth Wells

C. Kenneth Wells
Assistant Regional Director

Exhibit B

Letter from the DFI, dated March 21, 2013

STATE OF CALIFORNIA
BUSINESS, TRANSPORTATION AND HOUSING AGENCY

EDMUND G. BROWN JR., Governor
BRIAN P. KELLY, Acting Secretary

DEPARTMENT OF FINANCIAL INSTITUTIONS
TEVEIA R. BARNES, Commissioner of Financial Institutions
www.dfi.ca.gov

March 21, 2013

Jeffrey A. Watiker
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019-6150

Re: Beach Business Bank — Merger of The Private Bank of California

Dear Mr. Watiker:

This is in further reference to the application pursuant to Financial Code § 4885 for approval of the merger of The Private Bank of California (PBOC) with and into Beach Business Bank (Beach). We understand that the new entity will have the name The Private Bank of California.

The application was approved on March 21, 2013. The approval is subject to the condition that, unless extended or revoked, it will expire on September 21, 2013.

The procedures that Beach is to follow in submitting the Agreement and Plan of Merger (Agreement) for approval and in effecting the merger are as follows:

1. As soon as convenient, Beach will advise us of the date and hour at which it desires the merger to become effective. Unless we have some objection, we will choose that as the effective time of the merger in accordance with Paragraph No. 3 below.

2. Beach will submit to us the original and at least two copies of the Agreement, for endorsement of our approval pursuant to Financial Code § 4887(a). After endorsing our approval on the Agreement, we will return to Beach the original and any additional copies (i.e., any copies in addition to the first two copies) which were submitted to us.

3. After filing the Agreement with the Secretary of State, Beach will submit to us a copy of the Agreement certified by the Secretary of State for filing in accordance with Financial Code § 4887(b). Assuming that we have no objection to the date and hour proposed by Beach, in accordance with Paragraph No. 1 above, we will

45 Fremont Street, Suite 1700
San Francisco, CA 94105
(415) 263-8500

1810 13th Street
Sacramento, CA 95811
(916) 322-5966

300 S. Spring Street, Suite 15513
Los Angeles, CA 90013
(213) 897-2085

7575 Metropolitan Drive, Suite 108
San Diego, CA 92108
(619) 682-7227

Jeffrey A. Watiker
March 21, 2013
Page 2

file the certified copy of the Merger Agreement as of that time. At that time, the merger will become effective for all purposes in accordance with § 4888(b).

4. Pursuant to Financial Code § 4888(a), as of the time when the merger becomes effective, we will issue to Beach certificates of authority authorizing it to open and operate offices at the sites of PBOC. Please keep us informed of the timing and process for the name change from Beach Business Bank to The Private Bank of California.

5. Promptly after the merger becomes effective, Beach will file with us a closing statement of condition of PBOC (i.e., a balance sheet showing the condition of PBOC immediately prior to the effective time of the merger). Also, Beach will comply with the requirements of Financial Code § 4890(a).

6. At any time before or after the merger becomes effective, Beach may apply for the issuance of one or more certificates pursuant to Financial Code § 4891(a). The application will include the fee of $25 per certificate prescribed in Financial Code § 4839(e). If the application is filed before the merger becomes effective, we will issue the certificates promptly after the merger becomes effective.

If you have any questions or comments regarding these matters, please contact me.

Sincerely,

Tara L Murphy

Tara L. Murphy
Assistant General Counsel

TLM:lca

cc: Mingying Zhang, Department of Financial Institutions, Los Angeles
Daphne Porter, Department of Financial Institutions, Los Angeles
Department of Financial Institutions, Licensing Section, San Francisco